UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2014

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	001-36417	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As of August 4, 2014, our Board of Directors approved the appointment of Jerry L. Mosingo, our Executive Vice-President Operations, as an executive officer of the company, reporting directly to our President and Chief Executive Officer. Our officers serve at the discretion of our Board of Directors.
Mr. Mosingo has served as our Executive Vice-President Operations since January 2014. Prior to joining Tecumseh Products Company, Mr. Mosingo was an independent consultant through Mosingo & Associates LLC. He collaborated with organizations to evaluate companies for possible acquisitions in the medical, aerospace and automotive industries. He was employed as President and Chief Operating Officer of MMI Engineered Solutions from 2010 to 2012. MMI ES is a global leader in designing and manufacturing solutions that improve performance, reduce weight, and lower costs in OEM components and material handling applications.
Mr. Mosingo served as President and Chief Executive Officer of Cadence Innovation LLC (formerly known as New Venture Holdings Co.) from 2006 to 2010. Cadence Innovations provided design, engineering, manufacturing, and assembly/sequencing solutions for interior and exterior components, systems, and modules in the automotive industry. Cadence Innovations filed voluntary provisions under Chapter 11 of the Bankruptcy Court on August 26, 2008 and went out of business on December 15, 2011.
From 2004 to 2006, Mr. Mosingo served as the Chief Operating Officer of ASC, Inc. ASC is a transportation design firm, involved in design, prototyping, concept build, manufacturing and marketing,
From 2002 to 2003, Mr. Mosingo served as the President and Chief Executive Officer of Collins & Aikman Corporation. Collins & Aikman was an automotive manufacturer of cockpit modules and automotive floor and acoustic systems and a supplier of instrument panels, automotive fabric, plastic based trim and convertible top systems. Collins & Aikman filed voluntary provisions under Chapter 11 of the Bankruptcy Court on May 17, 2005, which was within two years after Mr. Mosingo ceased to be its President and Chief Executive Officer.
Prior to that, Mr. Mosingo held various leadership roles at Textron Automotive Company, A.O. Smith Automotive Products Company and Ford Motor Company, all automotive manufacturers or suppliers.
Mr. Mosingo is 63 years of age and is active in a number of community activities including Warm the Children, Habitat for Humanity, Detroit Rescue Mission and the American Cancer Society - Relay for Life. Mr. Mosingo’s strong background in manufacturing and quality, his years of senior-level executive management and operational experience provide us with expertize that will complement our leadership team in our efforts towards operational improvement.
There are no arrangements or understandings between Mr. Mosingo and any other persons pursuant to which Mr. Mosingo was selected as an executive officer, except for the letter agreement described below. Mr. Mosingo does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Mosingo had a direct or indirect material interest in any such transactions since the beginning of 2014, other than his employment relationship described in this Item 5.02.
On January 30, 2014, we entered into a letter agreement with Mr. Mosingo providing for his at will employment beginning January 27, 2014 as our Executive Vice-President Operations, but ending after a maximum of 36 months, unless the parties mutually agree to extend the period. Pursuant to the letter agreement, Mr. Mosingo will receive an annual salary of $375,000. Also pursuant to his letter agreement, we agreed to pay Mr. Mosingo $50,000 ninety days after his date of hire. While employed by us, Mr. Mosingo is eligible to participate in our Short-Term Annual Incentive Plan with a target award opportunity of 65% of his base salary subject to the achievement of financial and individual metrics. While employed by us, Mr. Mosingo is also eligible for a Long-Term Incentive award of 62,500 phantom shares, which will be granted upon determination of agreed upon goals and which will vest if and when our Compensation Committee determines the accomplishment of these goals.
Also, pursuant to our letter agreement with Mr. Mosingo, he will receive four weeks of paid vacation beginning in 2014. We will also provide Mr. Mosingo with benefits coverage, subject to change at our discretion, currently including, without limitation, medical, dental, vision, and basic life insurance. In addition, Mr. Mosingo will be eligible to participate in our 401(k) plan.
This description of our letter agreement with Mr. Mosingo is qualified in its entirety by reference to the Jerry L. Mosingo Offer Letter attached as Exhibit 99.1 to this report, which is hereby incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Jerry L. Mosingo Offer Letter

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	August 8, 2014	By	/s/ Janice E. Stipp
Janice E. Stipp, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Jerry L. Mosingo Offer Letter